Exhibit 4.1
EXECUTION VERSION
SECOND SUPPLEMENTAL INDENTURE
by and among
PIONEER NATURAL RESOURCES COMPANY,
PIONEER NATURAL RESOURCES USA, INC.,
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Trustee
Dated as of November 13, 2009
Supplement to Indenture for Debt Securities
Dated as of January 22, 2008
7.50% Senior Notes due 2020

SECOND SUPPLEMENTAL INDENTURE
     THIS SECOND SUPPLEMENTAL INDENTURE dated as of November 13, 2009 (this “Supplemental Indenture”), among Pioneer Natural Resources Company, a Delaware corporation (the “Company”), Pioneer Natural Resources USA, Inc., a Delaware corporation, for purposes of agreeing to make certain guarantees pursuant to Section 4 hereof (the “Guarantor”), and Wells Fargo Bank, National Association, national banking association organized under the laws of the United States of America, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture referred to below.
RECITALS
     A. The Company and the Trustee, entered into that certain Indenture, dated as of January 22, 2008 (the “Indenture”), pursuant to which the Company may from time to time issue its debentures, notes, bonds or other evidences of indebtedness (collectively, the “Debt Securities”).
     B. Section 9.01 of the Indenture provides that the Company, when authorized by a resolution of the Board of Directors of the Company, and the Trustee may, without the consent of the holders of the Debt Securities, enter into a supplemental indenture to establish the form or terms of Debt Securities of any series as permitted by Sections 2.01 and 2.03 of the Indenture.
     C. The Company desires to issue, and upon certain events specified in this Supplemental Indenture, the Guarantor desires to agree to be obligated to guarantee, $450,000,000 aggregate principal amount of 7.50% Senior Notes due 2020 (the “Notes”) and in connection therewith, the Company and the Guarantor have duly determined to make, execute and deliver this Supplemental Indenture to set forth the terms and provisions of the Notes as required by the Indenture.
     D. The Company has determined that this Supplemental Indenture is authorized or permitted by Section 9.01 of the Indenture and has delivered to the Trustee an Opinion of Counsel and Officers’ Certificate to the effect that all conditions precedent provided for in the Indenture to the execution and delivery of this Supplemental Indenture have been complied with.
     E. All things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as provided in the Indenture, the valid and legally binding obligations of the Company, have been done.
     F. All things necessary to make this Supplemental Indenture a valid and legally binding indenture and agreement according to its terms, and a valid and legally binding amendment of, and supplement to, the Indenture have been done.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders of the Notes:

AGREEMENT
     Section 1. Notes. Pursuant to Section 2.03 of the Indenture, the terms and provisions of the Notes are as follows:
     (a) The title of the Notes shall be designated as the “7.50% Senior Notes due 2020.”
     (b) The Notes shall be initially limited to $450,000,000 aggregate principal amount. The Company may, without the consent of the Holders of the Notes, increase such aggregate principal amount in the future, on the same terms and conditions and with the same CUSIP numbers as the Notes. The Company shall not issue any such additional Notes unless the additional Notes are fungible with the Notes for United States federal income tax purposes.
     (c) The Notes shall not require any principal or premium payments prior to maturity on January 15, 2020.
     (d) The rate at which the Notes shall bear interest shall be 7.50% per annum; interest on the Notes shall accrue from November 13, 2009, for the first interest payment and from the most recent interest payment date thereafter; the interest payment dates on which such interest shall be payable shall be January 15 and July 15, beginning January 15, 2010 (each an “Interest Payment Date”); and the record dates for the determination of the holders of the Notes to whom such interest is payable shall be the immediately preceding January 1 (for January 15 payment dates) and July 1 (for July 15 payment dates) (each an “Interest Record Date”); the rate at which the overdue principal shall bear interest shall be 1% per annum in excess of the rate stated initially in this clause to the extent lawful; and the rate at which overdue installments of interest shall bear interest shall be 1% per annum in excess of the rate stated initially in this clause to the extent lawful.
     (e) Payments of principal of and interest on the Notes represented by one or more Global Senior Notes initially registered in the name of The Depository Trust Company (the “Depositary”) or its nominee with respect to the Notes shall be made by the Company through the Trustee in immediately available funds to the Depositary or its nominee, as the case may be.
     (f) The Notes shall be redeemable at any time, at the option of the Company, in whole or from time to time in part, at the price, and otherwise in accordance with the terms and provisions, set forth in Section 2 of this Supplemental Indenture and (to the extent they do not conflict with Section 2 of this Supplemental Indenture) the terms and provisions of Sections 3.03 and 3.04 of the Indenture.
     (g) The Notes shall be represented by one or more Global Senior Notes deposited with the Depositary and registered in the name of the nominee of the Depositary.
     (h) There shall be no mandatory sinking fund for the payments of the Notes.
     (i) As long as the Depositary or its nominee, or a successor Depositary or its nominee, is the registered owner of the Global Senior Notes relating to the Notes, owners of the beneficial interests in such Global Senior Notes shall not be entitled to have the Notes registered in their names and shall not receive or be entitled to receive physical delivery of Notes in definitive form except (i) as provided in Section 2.15(c) of the Indenture or (ii) if an Event of Default with respect to the Notes has occurred and is continuing.
     (j) Wells Fargo Bank, National Association shall be the trustee for the Notes under the Indenture.
     (k) Article X of the Indenture shall apply to the Notes.
     (l) The Notes shall not be subordinated pursuant to the provisions of Article XII of the Indenture. The Notes shall be senior unsecured obligations of the Company ranking pari passu with other existing and future senior unsecured indebtedness of the Company.
     (m) The Company shall be subject to all the covenants set forth in Article IV of the Indenture with respect to the Notes.
     (n) To the extent not set forth herein, the provisions of Section 2.03 of the Indenture are not applicable.
     (o) Initially, the Trustee shall act as Paying Agent and Registrar. Interest shall be payable at the office or agency of the Company maintained by the Company for such purposes in the United States, which shall initially be the office of the Paying Agent at Sixth and Marquette, Minneapolis, Minnesota 55479. The Company shall pay interest on any Notes in certificated form by check mailed to the address of the Person entitled thereto as it appears in the Debt Security Register (or upon written application by such Person to the Trustee and Paying Agent (if different from the Trustee) not later than the relevant Interest Record Date, by wire transfer in immediately available funds to such Person’s account within the United States, if such Person is entitled to interest on an aggregate principal in excess of $1,000,000, which application shall remain in effect until the Holder notifies the Trustee and Paying Agent to the contrary).
     Section 2. Optional Redemption of Notes. The Notes will be redeemable at any time, at the option of the Company, in whole or from time to time in part, upon not less than 30 and not more than 60 days’ notice as provided in the Indenture, on any date prior to maturity (the “Redemption Date”) at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the Redemption Date) plus a Make-Whole Premium, if any (the “Redemption Price”). In no event will a Redemption Price ever be less than 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the Redemption Date.
     The amount of the Make-Whole Premium with respect to any of the Notes (or portion thereof) to be redeemed will be equal to the excess, if any, of:
     (a) the sum of the present values, calculated as of the Redemption Date, of:
          (i) each interest payment that, but for such redemption, would have been payable on such Note (or portion thereof) being redeemed on each interest payment date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

          (ii) the principal amount that, but for such redemption, would have been payable at the final maturity of such Note (or portion thereof) being redeemed; over
     (b) the principal amount of such Note (or portion thereof) being redeemed.
     The present values of interest and principal payments referred to in clause (a) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 50 basis points.
     The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company; provided that if the Company fails to make such appointment at least 30 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an “Independent Investment Banker”).
     For purposes of determining the Make-Whole Premium, “Treasury Yield” means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the applicable Notes, calculated to the nearest 1/12th of a year (the “Remaining Term”). The Treasury Yield will be determined as of the third business day immediately preceding the applicable Redemption Date.
     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15 (519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.
     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no such Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.
     Section 3. Offer to Repurchase Upon a Change of Control Repurchase Event.
     (a) If a Change of Control Repurchase Event occurs, unless the Company has otherwise exercised its right to redeem the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any portion (equal to $1,000 or an integral multiple of $1,000) of such Holder’s Notes at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Repurchase Event Payment”). Within 30 days following any Change of Control Repurchase Event, the Company will mail a notice (the “Change of Control Repurchase Event Offer”) to each holder describing the transaction or transactions that constitute the Change of Control Repurchase Event and stating:
          (i) that the Change of Control Repurchase Event Offer is being made pursuant to the Change of Control Repurchase Event provisions of the Notes and that all Notes tendered will be accepted for payment;
          (ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Repurchase Event Payment Date”);
          (iii) that any Note not tendered will continue to accrue interest;
          (iv) that, unless the Company defaults in the payment of the Change of Control Repurchase Event Payment, all Notes accepted for payment pursuant to the Change of Control Repurchase Event Offer will cease to accrue interest after the Change of Control Repurchase Event Payment Date;
          (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Repurchase Event Offer will be required to surrender the Notes to the paying agent at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Repurchase Event Payment Date;
          (vi) that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Repurchase Event Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
          (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.
     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control

Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
     (b) On the Change of Control Repurchase Event Payment Date, the Company will, to the extent lawful:
          (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s offer;
          (ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and
          (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
     The paying agent will promptly mail to each holder of Notes properly tendered the purchase price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal to the principal amount of any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be issued in denominations of $1,000 or integral multiples of $1,000.
     (c) Except as described above with respect to a Change of Control Repurchase Event, the Indenture does not contain any other provisions that permit the holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
     (d) The Company will not be required to make a Change of Control Repurchase Event Offer if a third party makes an offer in the manner applicable to an offer made by the Company, at the times and otherwise in compliance with the requirements set forth in the Indenture, and such third party purchases all Notes properly tendered and not withdrawn under its offer.
     Section 4. Obligation to Guarantee. If at any time any of the Company’s 5.875% Senior Notes due 2012, 5.875% Senior Notes due 2016, 6.65% Senior Notes due 2017, 6.875% Senior Notes due 2018, 7.20% Senior Notes due 2028 or 2.875% Convertible Senior Notes due 2038 (the “2.875% Notes,” and collectively with all other senior notes, the “Existing Senior Notes”) are guaranteed by the Guarantor pursuant to the terms of the indentures under which such Existing Senior Notes were issued or any applicable supplemental indenture related to such Existing Senior Notes, then the Company, the Guarantor and the Trustee shall as soon as reasonably practicable thereafter execute and deliver a supplemental indenture to the Indenture pursuant to which the Guarantor shall unconditionally guarantee the Notes on substantially the same terms as the Guarantor shall have guaranteed such Existing Senior Notes; provided, however, that if the Guarantor is not required to guarantee the 2.875% Notes or if the 2.875% Notes are no longer outstanding, then the Guarantor shall guarantee the Notes on substantially the same terms as the most recently issued series of Existing Senior Notes that are guaranteed. The Company, the Guarantor and the Trustee, as applicable, also shall execute and deliver such other documents, instruments or certificates as are reasonably necessary or appropriate to effect the required guarantee of the Notes.
     Section 5. Additional Covenants of the Company.
     (a) Limitation on Liens. The Company shall not, and shall not permit any of its Subsidiaries to create or permit to exist any Lien on any Principal Property or shares of capital stock or Indebtedness of a Subsidiary of the Company that owns or leases Principal Property, whether owned on the date on which the Notes were originally issued or thereafter acquired, securing any obligation unless the Company contemporaneously secures the Notes equally and ratably with (or prior to) such obligation until such time as such obligations are no longer secured by a Lien. The preceding sentence shall not require the Company to secure the Notes if the Lien consists of either of the following:
          (i) Permitted Liens; or
          (ii) Liens securing Indebtedness if, after giving pro forma effect to the Incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, the sum of (without duplication) (x) all Indebtedness of the Company and its Subsidiaries secured by Liens on Principal Property (other than Permitted Liens) and (y) all Attributable Indebtedness in respect of Sale and Leaseback Transactions with respect to any Principal Property, at the time of determination does not exceed 15% of Adjusted Consolidated Net Tangible Assets.
     (b) Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless either, (i) the Company or such Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction without securing the Notes pursuant to Section 5(a) of this Supplemental Indenture or (ii) or the Company, within six months after the effective date of such Sale and Leaseback Transaction, applies to the voluntary defeasance or retirement of Notes or other Indebtedness an amount equal to the Attributable Indebtedness in respect of such Sale and Leaseback Transaction.
     (c) Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of the Indenture; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

     Section 6. Amendments to Sections 1.01, 2.07 and 2.15.
     (a) Section 1.01. Section 1.01 is hereby amended, solely with respect to the Notes, by:
          (i) adding a definition of “Adjusted Consolidated Net Tangible Assets” as follows:
“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:
     (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, Federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since such year end, and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report), in each case as estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose; (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest available annual or quarterly financial statements; (iii) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and (iv) the greater of (A) the net book value of other tangible assets of the Company and its Subsidiaries, as of a date no earlier than the date of the Company’s latest annual or quarterly financial statement, and (B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements; minus

     (b) the sum of (i) noncontrolling interests in consolidating subsidiaries; (ii) any net gas balancing liabilities of the Company and its Subsidiaries reflected in the Company’s latest audited financial statements; (iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).
     If the Company changes its method of accounting from the successful efforts method to the full cost or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the successful efforts method of accounting.
     (ii) adding a definition of “Attributable Indebtedness” as follows:
“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction means, as of the time of determination, (a) if the obligation in respect of such Sale and Leaseback Transaction is a Capitalized Lease Obligation, the amount equal to the capitalized amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (b) if the obligation in respect of such Sale and Leaseback Transaction is not a Capitalized Lease Obligation, the amount equal to the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the Notes compounded semi annually.
     (iii) adding a definition of “Change of Control” as follows:
“Change of Control” means the occurrence of any of the following events:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing) of persons become the “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the

Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company or otherwise; or
     (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other person or any other person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:
          (i) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation, and
          (ii) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transition; or
     (c) during any period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or
     (d) the stockholders of the Company shall have approved any plan of liquidation or dissolution of the Company.
     (iv) adding a definition of “Change of Control Repurchase Event” as follows:
“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline.
     (v) adding a definition of “Consolidated Net Worth” as follows:
“Consolidated Net Worth” of any Person means the stockholders’ equity of such Person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders’ equity) amounts attributable to Redeemable Stock of such Person or its Subsidiaries.

          (vi) deleting the definition of “Credit Agreement” and substituting therefore the definition that follows:
“Credit Agreement” means the Amended and Restated Credit Facility Agreement, dated as of April 11, 2007, among the Company, as Borrower, JPMorgan Chase Bank, N.A. as Administrative Agent, JPMorgan Chase Bank, N.A., Wachovia Bank, National Association and Bank of America, N.A., as Issuing Banks, JPMorgan Chase Bank, N.A., and Wachovia Bank, National Association, as Swingline Lenders, the Lenders party thereto, Wachovia Bank, National Association, as Syndication Agent, Bank of America, N.A., Deutsche Bank Securities Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents, and J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, as Co-Arrangers and Joint Bookrunners, as supplemented, amended or modified or Refinanced from time to time. It is understood and agreed that the Credit Agreement may be refinanced, refunded, extended, renewed or replaced (through one or more such refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, from time to time after the termination of the applicable Credit Agreement.
          (vii) adding a definition of “Dollar-Denominated Production Payments” as follows:
“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
          (viii) adding a definition of “Government Contract Lien” as follows:
“Government Contract Lien” means any Lien required by any contract, statute, regulation or order in order to permit the Company or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by the Company or any of its Subsidiaries to the United States or any State thereof or any department, agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order.
          (ix) adding a definition of “Investment Grade” as follows:
“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by S&P or Moody’s, or, if either S&P and Moody’s shall not make a rating on the notes publicly available, another Rating Agency.
          (x) adding a definition of “Lien” as follows:
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).
          (xi) adding a definition of “Moody’s” as follows:
“Moody’s” means Moody’s Investors Service, Inc.
          (xii) adding a definition of “Net Amount of Rent” as follows:
“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.
          (xiii) adding a definition of “Net Working Capital” as follows:
“Net Working Capital” means (a) all current assets of the Company and its Subsidiaries, less (b) all current liabilities of the Company and its Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.
          (xiv) adding a definition of “Non-Recourse Indebtedness” as follows:
“Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of the Company incurred in connection with the acquisition by the Company of any property and as to which:
     (a) the holders of such Indebtedness agree in writing that they will look solely to the property so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness and
     (b) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms of any other Indebtedness of the Company or a Subsidiary, any holder of such other Indebtedness to declare a default under such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity.

          (xv) adding a definition of “Oil and Gas Business” as follows:
“Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refinancing and transporting hydrocarbon and other related energy businesses.
          (xvi) adding a definition of “Permitted Liens” as follows:
“Permitted Liens” means, with respect to any Person, (a) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, vendors’, workmen’s, operators’, producers’ (including those arising pursuant to Article 9.343 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others) and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens for property taxes, assessments and other governmental charges or levies not yet delinquent or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (d) minor survey exceptions, minor encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (e) Liens existing on or provided for under the terms of agreements existing on the date on which the Notes were originally issued; (f) Liens on property or assets of, or any shares of stock of or secured debt of, any Person at the time the Company or any of its Subsidiaries acquired the property or the Person owning such property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; (g) Liens securing a Hedging Obligation so long as such Hedging Obligation is of the type customarily entered into in connection with, and is entered into for the purpose of, limiting risk; (h) Liens upon specific properties of the Company or any of its Subsidiaries securing Indebtedness Incurred in the ordinary course of business to provide all or part of the funds for the exploration, drilling or development of those properties; (i) Purchase Money Liens and Liens securing Non-Recourse Indebtedness; provided, however, that the related purchase money Indebtedness and Non-Recourse Indebtedness, as applicable, shall not be secured by any property or assets of the Company or any Subsidiary other than the property acquired by the Company with the proceeds of such purchase money Indebtedness or Non-Recourse Indebtedness, as applicable; (j) Liens securing only Indebtedness of a wholly owned Subsidiary of the Company to the Company or to one or more wholly owned Subsidiaries of the Company; (k) Liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Indebtedness issued or Guaranteed by the United States, any state or any department, agency or instrumentality thereof; (l) Government Contract Liens; (m) Liens in respect of Production Payments and Reserve Sales; (n) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Subsidiaries; (o) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment); (p) rights of a common owner of any interest in property held by such Person; (q) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into the ordinary course of business; (r) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person; and (s) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (e) through (m); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e) through (m) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.
          (xvii) adding a definition of “Principal Property” as follows:
“Principal Property” means any property owned or leased by the Company or any Subsidiary, the gross book value of which exceeds one percent of Consolidated Net Worth.

          (xviii) adding a definition of “Production Payments and Reserve Sales” as follows:
“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.
          (xix) adding a definition of “Purchase Money Lien” as follows:
“Purchase Money Lien” means a Lien on property securing Indebtedness Incurred by the Company or any of its Subsidiaries to provide funds for all or any portion of the cost of (i) acquiring such property incurred before, at the time of, or within six months after the acquisition of such property or (ii) constructing, developing, altering, expanding, improving or repairing such property or assets used in connection with such property.
          (xx) adding a definition of “Rating Agency” as follows:
“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Company’s board of directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.
          (xxi) adding a definition of “Rating Decline” as follows:
“Rating Decline” means the rating of the Notes shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies, provided, however, if the rating of the Notes by each of the Rating Agencies is Investment Grade, then “Rating Decline” will mean the rating of the Notes shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each Rating Agency so that the rating of the Notes by each of the Rating Agencies falls below Investment Grade, on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies; provided, that the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the Notes).

          (xxii) adding a definition of “Refinance” as follows:
“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
          (xxiii) adding a definition of “S&P” as follows:
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
          (xxiv) adding a definition of “Sale and Leaseback Transaction” as follows:
“Sale and Leaseback Transaction” means any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (ii) leases between the Company and a Subsidiary or between Subsidiaries, (iii) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property, and (iv) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.
          (xxv) deleting the definition of “Subsidiary” and substituting therefore the definition that follows:
“Subsidiary” of any Person means (i) any Person of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Subsidiaries of that Person or a combination thereof, and (ii) any partnership, joint venture or other Person in which such Person or one or more of the Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity; provided, however, that notwithstanding the foregoing, with respect to the Company and its Subsidiaries, the definition of Subsidiary shall not include Pioneer Southwest Energy Partners L.P. or any Subsidiary of Pioneer Southwest Energy Partners L.P.
          (xxvi) adding a definition of “Underwriters” as follows:
“Underwriters” has the meaning given such term in the Underwriting Agreement, dated November 9, 2009, among the Company, and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities LLC, acting on behalf of the several underwriters named therein, and Credit Suisse Securities (USA) LLC, as qualified independent underwriter.
          (xxvii) adding a definition of “Volumetric Production Payments” as follows:
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
          (xxviii) adding a definition of “Voting Stock” as follows:
“Voting Stock” of any person means all classes of capital stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
     (b) Section 2.07. Section 2.07 is hereby amended, solely with respect to the Notes, by adding “the Underwriters,” before “the Company” in the last sentence of Section 2.07.
     (c) Section 2.15. Section 2.15 is hereby amended, solely with respect to the Notes, by adding “the Underwriters,” before “the Company” in the third sentence of subclause (v) of Section 2.15(c).
     Section 7. Ratification. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part of the Indenture. Except to the extent amended by or supplemented by this Supplemental Indenture, the Company, the Guarantor and the Trustee hereby ratify, confirm and reaffirm the Indenture in all respects.
     Section 8. No Security Interest Created. Nothing in this Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.
     Section 9. Table of Contents, Headings, Etc. The table of contents and the titles and headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
     Section 10. Severability. In the event any provision of this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.
     Section 11. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument. This Supplemental Indenture may be executed by facsimile or other electronic transmission.

     Section 12. Governing Law. The laws of the State of New York shall govern the construction and interpretation of this Supplemental Indenture, without regard to principles of conflicts of laws.
     Section 13. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be signed on their behalf by their duly authorized representatives as of the date first above written:

Pioneer Natural Resources Company
By:	/s/ Richard P. Dealy
	Name:	Richard P. Dealy
	Title:	Executive Vice President, and Chief Financial Officer

Pioneer Natural Resources USA, Inc.
By:	/s/ Richard P. Dealy
	Name:	Richard P. Dealy
	Title:	Executive Vice President, and Chief Financial Officer

Wells Fargo Bank, National Association, as Trustee
By:	/s/ John C. Stohlmann
	Name:	John C. Stohlmann
	Title:	Vice President

SIGNATURE PAGE
SECOND SUPPLEMENTAL INDENTURE